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                                SBS TECHNOLOGIES, INC.

                              MANAGEMENT INCENTIVE PLAN


SBS Technologies, Inc. (the "Company") maintains a discretionary Management Incentive Plan (the "MIP") for certain senior managers and officers. Upon achieving annually set financial goals based on growth in earnings over the prior year actual performance and the achievement of certain annually set strategic goals, participants can earn cash incentives in addition to their annual salary. The MIP is reviewed and approved annually by the Company's Board of Directors.

The MIP for fiscal year ended June 30, 1996 was based on the Company meeting $0.96 earnings per share, including the cost of the incentive, providing participants the ability to earn between 30% and 60% additional compensation. This earnings goal was met and as a result six senior managers and four officers eligible for the plan received a total of $611,950 additional compensation.

The MIP for fiscal 1997 is based on the Company meeting certain financial goals as well as each participant accomplishing certain strategic goals. In fiscal 1997, five senior managers and four officers are participating in the MIP.

The financial goals for the five senior managers are set at 10% above fiscal 1996 actual results. At this level, each participant will receive a cash incentive equal to 20% of their annual salary and for each further 1% increase above fiscal 1996 actual financial results two participants will earn an additional 1.6% of their annual salary and three participants will earn an additional 2.0% of their annual salary. Additional incentive, at the discretion of the Chief Executive Officer and the Chief Operating Officer may be earned for accomplishing strategic goals once the minimum financial goals are achieved.

The MIP for fiscal 1997 for the four officers of the Company that participate is based on the Company meeting certain financial goals. Additional incentive can also be earned by each participant by accomplishing strategic goals if the minimum financial goals are met. For 1997, an earnings target of $1.21 per share, an increase of 125% over fiscal 1996 actual results, is the minimum target. No MIP will be paid if fiscal 1997 results are below this target. At $1.21 earnings per share two participants will receive a cash incentive of 35% of their annual salary and two participants will receive a cash incentive of 40% of their annual salary. Participants also accomplishing their strategic goals will receive a total cash incentive of two times their base MIP payment. For each additional $0.01 earnings per share above $1.21 each participant MIP percent will increase 3.3%.